EXHIBIT 99.1

Global Blood Therapeutics Announces Completion of Safety Review by Independent Data and Safety Monitoring Board (DSMB) for Phase 3 HOPE Study in Sickle Cell Disease

Based on DSMB Review, Patients Age 12 to 17 Can Now be Enrolled in Phase 3 HOPE Study

SOUTH SAN FRANCISCO, Calif., Nov. 13, 2017 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT) announced today that the independent Data and Safety Monitoring Board (DSMB) for the Phase 3 HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study evaluating voxelotor (previously called GBT440) for the treatment of sickle cell disease (SCD), has completed its first scheduled clinical safety review. No drug-related serious or severe adverse events were reported in either of the voxelotor treatment arms (900 mg and 1500 mg), and there were no discontinuations due to adverse events. Based on this review, the DSMB did not identify safety concerns with voxelotor at either dose level across all patients dosed in the ongoing SCD clinical program, including adult patients in the Phase 3 HOPE Study and adolescent patients in the HOPE-KIDS 1 (GBT440-007) Study. Based on the available safety data to date, including at the high dose level of 1500 mg, the DSMB recommended that the pivotal study continue as planned and approved initiation of enrollment in adolescent patients age 12 to 17.

“This first DSMB review, which opens up enrollment to younger patients, is an important milestone for the HOPE Study and we are encouraged that this independent committee has determined that voxelotor continues to be well tolerated,” said Ted W. Love, M.D., president and chief executive officer of GBT. “The opportunity to include adolescent SCD patients in the HOPE Study is a great step forward as we believe voxelotor has the potential to be a disease-modifying therapy that is needed in all age groups who suffer from this devastating disease. We remain on track to announce top-line data for our HOPE Study in the first half of 2019, and we look forward to providing an interim update on our ongoing HOPE-KIDS 1 Study at the upcoming American Society of Hematology Annual Meeting in December.”

The HOPE Study protocol, agreed to by the U.S. Food and Drug Administration (FDA), required that an initial group of patients be treated with 1500 mg of voxelotor to allow assessment by the DSMB prior to enrolling adolescent patients age 12 to 17 into this ongoing Phase 3 study.

About Voxelotor in Sickle Cell Disease
Voxelotor (previously called GBT440) is being developed as an oral, once-daily therapy for patients with SCD. Voxelotor works by increasing hemoglobin's affinity for oxygen. Since oxygenated sickle hemoglobin does not polymerize, GBT believes voxelotor blocks polymerization and the resultant sickling of red blood cells. With the potential to restore normal hemoglobin function and improve oxygen delivery, GBT believes that voxelotor may potentially modify the course of SCD. In recognition of the critical need for new SCD treatments, the U.S. Food and Drug Administration (FDA) has granted voxelotor Fast Track, Orphan Drug and Rare Pediatric Disease designations for the treatment of patients with SCD. The European Medicines Agency (EMA) has included voxelotor in its Priority Medicines (PRIME) program, and the European Commission (EC) has designated voxelotor as an orphan medicinal product for the treatment of patients with SCD.

GBT is currently evaluating voxelotor in the HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study, a Phase 3 clinical study in patients age 12 and older with SCD. Additionally, voxelotor is being studied in an ongoing Phase 2a HOPE-KIDS 1 Study, an open-label, single- and multiple-dose study in pediatric patients (age 6 to 17) with SCD. HOPE-KIDS 1 is assessing the safety, tolerability, pharmacokinetics and exploratory treatment effect of voxelotor.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT is developing its lead product candidate, voxelotor, as an oral, once-daily therapy for sickle cell disease. To learn more, please visit: www.globalbloodtx.com and follow the company on Twitter: @GBT_News.

Forward-Looking Statements
Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential and safety profile of voxelotor (previously called GBT440), our ability to implement and complete our clinical development plans for voxelotor, our ability to generate and report data from our ongoing and potential future studies of voxelotor, regulatory review and actions relating to voxelotor, and the timing of these events, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that our clinical and preclinical development activities may be delayed or terminated for a variety of reasons, that results of clinical trials may be subject to differing interpretations, that regulatory authorities may disagree with our clinical development plans or require additional studies or data to support further clinical investigation of our product candidates, that drug-related adverse events may be observed in clinical development, and that data and results may not meet regulatory requirements or otherwise be sufficient for further development, regulatory review or approval, along with those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Myesha Lacy (investors)
GBT
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
Pure Communications
415-946-1087
media@globalbloodtx.com